Exhibit 99.1 Certification of Chief Executive Officer Pursuant to 31 U.S.C. Section 30.15
I, Daniel R. Daigneault, certify, based on my knowledge, that:
(i) The Compensation Committee of The First Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months between January 1, 2013 and May 3, 2013 (the 2013 TARP period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to The First Bancorp, Inc.;
(ii) The Compensation Committee of The First Bancorp, Inc. has identified and limited during the 2013 TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of The First Bancorp, Inc., and during that same applicable period has identified any features of the employee compensation plans that pose risks to The First Bancorp, Inc. and has limited those features to ensure that The First Bancorp, Inc. is not unnecessarily exposed to risks;
(iii) The Compensation Committee has reviewed, at least every six months during the 2013 TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of The First Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;
(iv) The Compensation Committee of The First Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v) The Compensation Committee of The First Bancorp, Inc. will provide a narrative description of how it limited during the 2013 TARP period the features in
(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of The First Bancorp, Inc.;
(B) Employee compensation plans that unnecessarily expose The First Bancorp, Inc. to risks; and
(C) Employee compensation plans that could encourage the manipulation of reported earnings of The First Bancorp, Inc. to enhance the compensation of an employee;
(vi) The First Bancorp, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii) The First Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;
(viii) The First Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the 2013 TARP period;
(ix) The board of directors of The First Bancorp, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between The First Bancorp, Inc. and Treasury; this policy has been provided to Treasury and its primary regulatory agency; The First Bancorp, Inc. and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
(x) The First Bancorp, Inc. will permit a non-binding Shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the 2013 TARP period;
(xi) The First Bancorp, Inc. will disclose the amount, nature, and justification for the offering during the 2013 TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii) The First Bancorp, Inc. will disclose whether The First Bancorp, Inc., the board of directors of The First Bancorp, Inc., or the Compensation Committee of The First Bancorp, Inc. has engaged during the 2013 TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) The First Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the 2013 TARP period;
(xiv) The First Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between The First Bancorp, Inc. and Treasury, including any amendments;
(xv) The First Bancorp, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 14, 2014

/s/Daniel R. Daigneault
Daniel R. Daigneault
President and Chief Executive Officer